As filed with the Securities and Exchange Commission on February 25, 2021

Registration No. 333-214791

Registration No. 333-191662

Registration No. 333-187191

Registration No. 333-133732

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-1 Registration Statement No. 333-214791

Post-Effective Amendment No. 2 to Form S-1 Registration Statement No. 333-191662

Post-Effective Amendment No. 2 to Form S-1 Registration Statement No. 333-187191

Post-Effective Amendment No. 1 to Form S-1 Registration Statement No. 333-133732

FORM S-1 REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NATIONAL HOLDINGS CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	6200	36-4128138
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

National Holdings Corporation

200 Vesey Street, 25th Floor,

New York, NY 10281

(212) 417-8000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Michael Mullen
Chief Executive Officer

National Holdings Corporation

200 Vesey Street, 25th Floor,

New York, NY 10281

(212) 417-8000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Patrick S. Brown
Sullivan & Cromwell LLP
1888 Century Park East, Suite 2100
Los Angeles, CA 90067
(310) 712-6603

Approximate date of commencement of proposed sale to the public: Not applicable

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

DEREGISTRATION OF SECURITIES

These post-effective amendments (the “Post-Effective Amendments”) filed by National Holdings Corporation (the “Company”) relate to the following registration statements on Form S-1 (together, the “Registration Statements”):

1.	Registration Statement No. 333-214791, as amended, registering shares of common stock, par value $0.02 per share, of the Company (“Common Stock”) and warrants to purchase Common Stock, which was filed with the U.S. Securities and Exchange Commission (the “SEC”) on November 23, 2016 and amended on December 20, 2016, January 4, 2017 and January 11, 2017.

2.	Registration Statement No. 333-191662, as amended, Common Stock, which was filed with the SEC on October 10, 2013 and amended on October 29, 2013, January 3, 2014, January 31, 2014 and February 13, 2014.

3.	Registration Statement No. 333-187191, as amended, Common Stock, which was filed with the SEC on March 11, 2013 and amended on March 20, 2013, January 3, 2014, January 31, 2014 and February 13, 2014.

4.	Registration Statement No. 333-133732, as amended, Common Stock, which was filed with the SEC on May 1, 2006 and amended on November 6, 2006.

On January 10, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with B. Riley Financial, Inc., a Delaware corporation (“Parent”), and B. Riley Principal Merger Corp. III, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, on February 25, 2021, Merger Sub was merged with and into the Company (the “Merger”). Upon consummation of the Merger, the Company became a wholly owned subsidiary of Parent.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. In accordance with an undertaking made by the Company in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all such securities registered under the Registration Statements that remain unsold as of the date hereof and terminates the effectiveness of the Registration Statements.

The foregoing description of the Merger, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Merger Agreement, which is attached as Exhibit 2.1 to the Company’s Current Report on Form 8–K filed with the SEC on January 11, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 25th day of February, 2021.

National Holdings Corporation

By:	/s/ Michael Mullen
Name:	Michael Mullen
Title:	Chief Executive Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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